EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into and dated as of July 16, 2008, between Semiconductor Components Industries, LLC (“SCI”), a wholly-owned subsidiary of ON Semiconductor Corporation (“Parent”), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and Gelu Voicu (“Executive”).

RECITALS

WHEREAS, Parent, Centaur Acquisition Corporation, a wholly-owned acquisition subsidiary of Parent, and Catalyst Semiconductor, Inc. (“Catalyst”) are parties to an Agreement and Plan of Merger and Reorganization dated as of July 16, 2008 (the “Reorganization Agreement”), pursuant to which Parent will acquire Catalyst (the “Merger”);

WHEREAS, it is a condition to Parent’s willingness to enter into the Reorganization Agreement that Executive enter into this Agreement;

WHEREAS, SCI desires to employ Executive and Executive desires to accept employment with SCI;

WHEREAS, Executive has delivered to SCI satisfactory proof of identity and eligibility to work in the United States; and

WHEREAS, a committee of the Board of Directors of Parent (either or any of such committee, the Board of Directors or its Compensation Committee being referred to herein as the “Board”) has approved the employment terms contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, SCI and Executive agree as follows:

1. Employment, Duties and Agreements.

(a) Executive shall be employed by SCI, by Parent, or by any of the direct or indirect subsidiaries of Parent (SCI, Parent and any or all of the direct or indirect subsidiaries of Parent being referred to collectively herein as the “Company”) as the Senior Vice President, Catalyst Group, and Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period described in Section 3 hereof (the “Employment Period”). Executive’s employment may be transferred, assigned or re-assigned to or among any of the entities comprising the Company, and such transfer, assignment or re-assignment shall not constitute a termination of employment or “Good Reason” (as defined below) for Executive’s termination of employment under this Agreement. Executive shall report to the Office of the Chief Executive Officer of the Company (the “Office of the CEO”) and shall have such duties and responsibilities as the Office of the CEO may reasonably determine from time to time as are consistent with Executive’s position as Senior Vice President. During the Employment Period, Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Office of the CEO and all applicable policies and rules of the Company.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c) During the Employment Period, Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, member of the board of directors, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

(d) The Company has a Code of Business Conduct (“Code of Conduct”) which sets forth its principles of business conduct as well as its commitment to adherence to the highest standards of such principles. The Company expects every employee to follow these principles and to read and adhere to the Code of Conduct. Within 15 days of Executive’s first day of employment, he will be required to complete an on-line training session on the Code of Conduct and provide written acknowledgement that he completed the course and agrees to abide by the Code of Conduct.

(e) As an officer of the Company, Executive will be required to comply with the Company’s stock ownership guidelines for officers, which will require Executive to hold shares of Parent common stock having a value at least equal to a multiple of Executive’s Base Salary, as specified by the terms of the stock ownership guidelines set forth in Parent’s Corporate Governance Principles (last amended on January 31, 2008).

(f) Executive will be employed with the Company in the San Jose, California metropolitan area and will not be required to relocate.

2. Compensation.

(a) As compensation for the agreements made by Executive herein and the performance by Executive of his obligations hereunder, during the Employment Period the Company shall pay to Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $330,000.00 per annum (the “Base Salary”). The Board shall review the Base Salary from time to time.

(b) In addition to the Base Salary during the Employment Period, Executive shall be eligible to participate in the bonus program established and approved by the Board (the “Bonus Program”). Pursuant to the Bonus Program, Executive may earn a bonus (the “Bonus”) on an annual or other performance period basis (a “Performance Cycle”) of from 0% to 100% of Base Salary paid during the applicable Performance Cycle, with a bonus target equal to 50% of Base Salary paid during the applicable Performance Cycle. The actual amount of Bonus earned in each case will be based on achievement of certain performance criteria. To be entitled to payment of a Bonus, Executive must be actively employed by the Company on the date the Bonuses are paid under the Bonus Program, except as provided in Section 5(a) herein. The Bonus may be paid annually or more frequently depending upon the Performance Cycle, as determined by the Board and pursuant to the Bonus Program. The Bonus will be specified by the Board, and the Bonus will be reviewed at least annually by the Board. Unless otherwise provided by the Board, Executive shall be eligible to participate in the first Performance Cycle of the Bonus Program during which the Employment Period begins only if the Employment Period begins during the first ninety (90) days of such Performance Cycle.

(c) During the Employment Period: (i) except as specifically provided herein or as otherwise provided by Section 5.13(b) of the Reorganization Agreement, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, and (ii) except as specifically provided herein or as otherwise provided by Section 5.13(b) of the Reorganization Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other senior executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(d) Upon approval by the Board as soon as reasonably practicable following Executive’s actual commencement of employment, Executive will be granted an award of 40,000 performance-based restricted stock units (the “PBRSU Award”) pursuant to Parent’s 2000 Stock Incentive Plan (“2000 SIP”) that will vest and become payable in full upon the achievement during the Employment Period and prior to the third anniversary of the date of grant of earnings before interest and taxes (EBIT) by the Catalyst Group of at least $4,700,000 for each of two consecutive fiscal quarters of the Company; provided that the method of measurement and any adjustments to the foregoing performance goal for the purposes of administration of the PBRSU Award and achievement of the performance goal thereunder shall be determined by the Board in good faith in order to provide a consistent and comparable basis of measurement. The PBRSU Award will be subject to additional terms and conditions under the 2000 SIP and separate performance-based restricted stock unit award agreement, which Executive will be required to execute as a condition of such award.

(e) During the Employment Period, the Company shall provide Executive with a car allowance of $1,200.00 per month.

(f) During the Employment Period, the Company shall reimburse Executive up to $10,000 annually for actual financial planning expenses.

(g) During the Employment Period, Executive shall be entitled to accrue at least four (4) weeks of paid vacation time for each calendar year in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(h) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

Any reimbursement Executive is entitled to receive pursuant to subsections (e), (f) and (h) above shall (i) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred; (ii) not affect any other expenses that are eligible for reimbursement in any other calendar year, and (iii) not be subject to liquidation or exchange for another benefit.

3. Employment Period.

The Company shall employ Executive on the terms and subject to the conditions of this Agreement commencing as of the date of the closing of the Merger (the “Effective Date”). Executive shall be considered an “at-will” employee, which means that Executive’s employment may be terminated by the Company or by Executive at any time for any reason or no reason at all. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” Executive’s employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate Executive’s employment hereunder for “Disability” if, as a result of Executive’s incapacity due to physical or mental illness or injury, Executive shall have been unable to perform his duties hereunder with or without reasonable accommodation for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period Executive shall not have returned to the performance of his duties on a full-time basis.

(c) Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by Executive of this Agreement; (ii) the failure by Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) Executive’s willful misconduct or gross negligence which is materially injurious to the Company; and (iv) the commission by Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that Executive’s employment could have been terminated for Cause (except for a termination under (ii) of the above definition of Cause), Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) Without Cause. The Company may terminate Executive’s employment hereunder during the Employment Period without Cause.

(e) Voluntarily. Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below).

(f) For Good Reason. Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company, (ii) a material reduction of Executive’s Base Salary while at the same time not proportionately reducing the salaries of the other executive officers of the Company, or (iii) a material and continued diminution of Executive’s duties and responsibilities hereunder; provided that in either (i), (ii), or (iii) above, Executive shall notify the Company within thirty (30) days after the event or events which Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a thirty (30) day period after delivery of such notice to cure such breach or diminution.

4. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, provided that Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than three months after the Notice of Termination is delivered to the Company, (iv) if Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after Notice of Termination, and (v) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5. Termination Payments.

(a) Without Cause. In the event of the termination of Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein), Executive shall be entitled to payment of:

(i) any accrued but unused vacation;

(ii) Base Salary through the Date of Termination (to the extent not theretofore paid);

(iii) subject to an effective Release (as defined in Section 5(d)), Base Salary for a period of twelve (12) months following the Date of Termination which, subject to the restriction set forth in Section 5(e), shall be paid in approximately equal installments over a period of twelve (12) consecutive months in accordance with the Company’s ordinary payroll practices;

(iv) subject to an effective Release, any unpaid Bonus for the Performance Cycle completed immediately preceding the Date of Termination that would be earned by Executive had Executive remained employed by the Company on the date such Bonus would be paid to an active employee;

(v) subject to an effective Release, a pro-rata portion of the Bonus, if any, for the Performance Cycle in which the Date of Termination occurs (based on the achievement, as determined by the Company in its discretion, of the applicable performance criteria for the applicable Performance Cycle as described in Section 2(b));

(vi) subject to an effective Release, if Executive was covered under the Company’s group health plan at the time of termination Executive’s employment and elects to continue coverage under the Company’s group health plans pursuant to Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay Executive’s COBRA continuation premiums until the earlier of (x) the date Executive receives group health benefits from another employer or (y) the one-year anniversary of the Date of Termination; and

(vii) subject to an effective Release, the Company will provide Executive with outplacement services from vendors designated by the Company for a period of six (6) months following the Date of Termination, not to exceed $5,000.00.

The amounts set forth in clauses (i) and (ii) above, shall be paid in accordance with applicable law on the Date of Termination. Subject to Section 5(e), the amounts set forth in clauses (iv) and (v) above shall be paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant performance period at the same time bonuses are paid to active employees in accordance with the provisions of the Bonus Program, but in no event will payment be made for any performance period ending on December 31 before January 1 or after March 15 of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). SCI and Executive agree that, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the each payment pursuant to clauses (iii), (iv) and (v) of this Section 5(a) shall be treated as a right to a separate payment. Except as provided in this Section 5(a) and Section 5(c), if applicable, the Company shall have no additional obligations under this Agreement upon a termination of Executive’s employment governed by this Section.

(b) Cause, Disability, Death or Voluntary Termination other than for Good Reason. If Executive’s employment is terminated during the Employment Period by (i) the Company for Cause, (ii) voluntarily by Executive other than for Good Reason, or (iii) as a result of Executive’s death or Disability, the Company shall pay to Executive or to Executive’s estate, as the case may be, on the Date of Termination Executive’s accrued but unused vacation and Executive’s Base Salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 5(b), the Company shall have no additional obligations under this Agreement upon a termination of Executive’s employment governed by this Section.

(c) Change in Control. In the event the Company terminates Executive’s employment during the Employment Period without Cause (including a deemed termination without Cause as provided in Section 3(f) herein) within two (2) years following a Change in Control (as defined herein), then, in addition to all other benefits provided to Executive under Section 5(a) of this Agreement, notwithstanding any provision in any applicable award agreement between the Company and Executive but subject to an effective Release (as defined in Section 5(d)): (i) any outstanding but unvested portions of the Catalyst option described in Section 5.13(c) of the Reorganization Agreement and assumed by Parent (the “Assumed Option”) shall vest upon the Date of Termination; (ii) the Assumed Option will remain fully exercisable until the first to occur of (1) the one-year anniversary of the Date of Termination or (2) the tenth anniversary of the grant date of the Option; and (iii) the PBRSU Award described in Section 2(d) hereof and the Catalyst RSU Award described in Section 5.13(c) of the Reorganization Agreement and assumed by Parent (the “Assumed RSU Award”) shall vest and become payable upon the Date of Termination to the extent not previously vested and paid. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the 2000 SIP. In consideration of the benefits provided by this Section 5(c) with respect to the Assumed Option and the Assumed RSU Award, Executive hereby waives any right Executive may have had or may have with respect to any acceleration of vesting of the Assumed Option and the Assumed RSU Award pursuant to the Amended and Restated Employment Agreement between Executive and Catalyst.

(d) Benefits Subject to Effective Release of Claims; Forfeiture of Benefits. The payments and benefits provided by clauses (iii), (iv), (v), (vi) and (vii) of Section 5(a) and by Section 5(c) are subject to, conditioned upon and shall be earned only upon the effectiveness in accordance with its terms of a general release and waiver by Executive (in the form reasonably acceptable to the Company), waiving all claims Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors (the “Release”), which Release has become effective on or before the thirtieth (30th) day following the Date of Termination. Executive agrees that in the event the Release does not become effective or before the thirtieth (30th) day following the Date of Termination, the Company shall have the right to (i) terminate any further provision of severance benefits pursuant to this Agreement, (ii) seek reimbursement from Executive for all severance benefits previously provided to Executive pursuant to this Agreement, (iii) recover from Executive all shares of Parent common stock owned by Executive the vesting of which was accelerated pursuant to this Agreement, and (iv) to immediately cancel all outstanding options and other equity awards for Parent common stock the vesting of which was accelerated pursuant to this Agreement.

(e) Compliance with Section 409A. Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, if Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

6. Legal Fees.

In the event of any contest or dispute between the Company and Executive with respect to this Agreement or Executive’s employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

7. Restrictive Covenants.

(a) Confidentiality. During the Employment Period and thereafter, Executive shall hold in strict confidence any proprietary or Confidential Information related to the Company. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. As a condition of employment, on the Effective Date, Executive will execute the Company’s standard form of Confidentiality and Property Rights Agreement.

(b) Non-Competition. Executive understands and agrees that he is a substantial equity holder of Catalyst and a key member of the management of Catalyst, that he has confidential and proprietary information relating to the business and operation of Catalyst, and that he will receive substantial consideration as a result of Parent’s purchase or assumption of Executive’s equity interests in Catalyst. Executive is willing to enter into this Agreement as a condition of the closing of the Merger and to protect Parent’s legitimate interests as a buyer of the stock and goodwill of Catalyst. Executive understands and acknowledges that the execution and delivery of this Agreement by Executive is a material inducement to the willingness of Parent to enter into the Reorganization Agreement, and a material condition to Parent consummating the transactions contemplated by the Reorganization Agreement. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the Employment Period and for one (1) year thereafter, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, and as a condition of the Company’s obligation to pay Executive any amounts or benefits under Section 5, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 5 (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, shareholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company. Upon any breach of this section, all severance payments pursuant to this Agreement will immediately cease.

(c) Non-Solicitation. During the Employment Period and for one (1) year thereafter, Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company to perform services for any entity other than the Company, or attempt to induce any such employee to leave the employment of the Company.

(d) Non-Disclosure. Upon the termination of the Employment Period, Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company, which is of a confidential nature relating to the Company, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(e) Non-Disparagement. Executive shall not defame or disparage the Company or its officers, directors, members or executives. Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company its directors, members, officers or executives.

8. Remedies for Breach of Restrictive Covenants.

(a) Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants provided in Section 7. In the event that Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.

(b) Additional Remedies. The foregoing shall not prejudice the Company’s right to require Executive to account for and pay over to the Company, and Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Section 7. Furthermore, Executive agrees that upon any breach by Executive of any of the restrictive covenants in Section 7 following Executive’s termination of employment with the Company, the Company shall have the right to (i) terminate any further provision of severance benefits pursuant to this Agreement, (ii) seek reimbursement from Executive for all severance benefits previously provided to Executive pursuant to this Agreement, (iii) recover from Executive all shares of Parent common stock owned by Executive the vesting of which was accelerated pursuant to this Agreement, and (iv) to immediately cancel all outstanding options and other equity awards for Parent common stock the vesting of which was accelerated pursuant to this Agreement.

9. Representations.

(a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which Executive is a party.

(b) Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by Executive in connection with his former employment, other that with Catalyst, with respect to this duties and responsibilities hereunder.

10. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Semiconductor Components Industries, LLC

Attention: General Counsel

5005 East McDowell Road

Phoenix, Arizona 85008

If to Executive, to the address for Executive on file with the Company at the time of the notice,

or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to Executive’s employment (it being understood that, except as otherwise expressly stated in this Agreement, stock options, restricted stock units awards or other equity awards granted to Executive shall be governed by the relevant plan and any other related grant or award agreement and any other related documents).

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)(i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

(ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.

(g) The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) The payments and other consideration to Executive under this Agreement shall be made without right of offset.

(i) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

(j) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law. Each party consents to the jurisdiction and venue of the state or federal courts in Phoenix, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(l) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Semiconductor Components Industries, LLC

/s/ Keith Jackson

Name: Keith Jackson

Title: Chief Executive Officer

I accept this offer of employment and acknowledge that my employment with SCI is contingent upon the successful closing of the Merger.

Executive

/s/ Gelu Voicu

Gelu Voicu